Exhibit 99.1

First Financial Bancorp Announces Anticipated Increase in Fourth Quarter Loan Loss Reserve to Address Increased Economic Stress

Cincinnati, Ohio – December 30, 2008 -- First Financial Bancorp (Nasdaq: FFBC) announced updated credit quality guidance today to address its expectations for increased unemployment levels and declining economic conditions over the next several quarters.

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Fourth quarter 2008 provision for loan and lease loss expense is expected to be between $10.0 million and $10.5 million, which is approximately 200% of expected fourth quarter 2008 net charge-offs. The incremental provision expense is expected to be approximately $0.13 per diluted share higher when compared with the third quarter of 2008.

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Fourth quarter 2008 net charge-offs are estimated to be between $4.5 million and $5.5 million resulting in full-year 2008 total net charge-offs between $12.0 and $13.0 million, or 0.45% to 0.50% of average loans and leases. This is an increase from previous full-year 2008 guidance, which was at the higher end of 0.30% to 0.40% of average loans and leases. Charge-offs in the fourth quarter will be impacted by the resolution of two large and previously identified problem commercial credits which will have an estimated impact on the full-year 2008 charge-off level of approximately 8 basis points.

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Nonperforming loans at December 31, 2008 are expected to be between $18.5 million and $19.5 million, or 0.70% and 0.75% of total loans, with the allowance for loan and lease losses as a percent of nonperforming loans expected to be between 190% and 200%. Loan workouts and the resolution of problem credits are taking longer than previously experienced and when combined with the weakening economy will result in nonperforming loans increasing at a faster pace than historical levels.

Claude Davis, First Financial Bancorp’s President and Chief Executive Officer commented, “We believe increasing the loan loss reserve is a prudent action at this time in order to manage our credit risk and to protect the company in this difficult economic environment. Consumers and businesses are under increasing stress as a result of the contracting economy, depreciating real estate values and the prospects of higher unemployment. Although it is taking longer to resolve problem credits, we remain diligent in the management of our asset resolution activities.”

“We continue to believe that we are well-positioned to handle the challenging economic environment,” added Mr. Davis. “Although nonperforming loans are higher than previous levels, they are still favorable relative to industry and peer levels and our reserve coverage ratio for nonperforming loans remains strong. After taking into account both this action and the receipt of our recent capital proceeds, our September 30, 2008 pro forma tier 1 capital ratio would have been 12.39%, well above the regulatory minimum level, and our pro forma tangible capital ratio would have been 9.06%.”

Forward-Looking Statements
This news release should be read in conjunction with the consolidated financial statements, notes and tables in First Financial Bancorp’s most recent Form 10-Q filing dated September 30, 2008, and its Annual Report on Form 10-K for the year ended December 31, 2007. Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, management’s ability to effectively execute its business plan; the risk that the strength of the United States economy in general and the strength of the local economies in which First Financial conducts operations may be different from expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on First Financial’s loan portfolio and allowance for loan and lease losses; the ability of financial institutions to access sources of liquidity at a reasonable cost; the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates; technology changes; mergers and acquisitions; the effect of changes in accounting policies and practices; adverse changes in the securities markets; the cost and effects of litigation and of unexpected or adverse outcomes in such litigation; and First Financial’s success at managing the risks involved in the foregoing. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2007 Form 10-K and other public documents filed with the SEC. These documents are available at no cost within the investor relations section of First Financial’s website at www.bankatfirst.com and on the SEC's website at www.sec.gov.

About First Financial Bancorp
First Financial Bancorp is a Cincinnati, Ohio based bank holding company with $3.5 billion in assets. Its banking subsidiary, First Financial Bank, N.A., founded in 1863, provides retail and commercial banking products and services, and investment and insurance products through its 81 retail banking locations in Ohio, Kentucky and Indiana. The bank’s wealth management division, First Financial Wealth Resource Group, provides investment management, traditional trust, brokerage, private banking, and insurance services, and has approximately $1.9 billion in assets under management. Additional information about the company, including its products, services, and banking locations, is available at www.bankatfirst.com.

Additional Information
Investors/Analysts Patti Forsythe Vice President, Investor Relations 513-979-5837 patti.forsythe@bankatfirst.com	Media Cheryl Lipp First Vice President, Marketing Director 513-979-5797 cheryl.lipp@bankatfirst.com